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                                                                    EXHIBIT 4.12


                       NONQUALIFIED STOCK OPTION AGREEMENT
                                   (DIRECTOR)

         This Nonqualified Stock Option Agreement ("Option Agreement") is between Century Bancshares, Inc., a Delaware corporation (the "Company"), and ______________________(the "Optionee").

                              WITNESSETH:

         The Company has heretofore adopted the Century Bancshares, Inc. 2001 Nonqualified Stock Option Plan (the "Plan") for the purpose of providing employees and directors of the Company or Century National Bank (the "Bank") and their Affiliates (as defined in the Plan) with additional incentive to promote the success of the business, to increase their proprietary interest in the success of the Company, and to encourage them to remain as directors of the Company, the Bank, and their Affiliates (collectively hereinafter referred to as the "Company").

         The Company, acting through the Stock Option Committee designated by the Board of Directors (the "Committee"), has determined that its interests will be advanced by the issuance to Optionee of nonqualified stock options under the Plan.

         NOW THEREFORE, for and in consideration of these premises it is agreed as follows:

         1. Option. Subject to the terms and conditions contained herein, the Company, effective as of __________________ (the "Grant Date"), hereby irrevocably grants to Optionee the right and option ("Option") to purchase from the Company ________ shares of the Company's common stock, $1.00 par value ("Common Stock"), at a price of ________ per share, which is deemed to be not less than the fair market value of Common Stock on the Grant Date.

         2. Option Period; Vesting. The Option herein granted is fully vested and may be exercised by Optionee in whole or in part at any time during a ten
(10) year period ("Option Period") beginning on the Grant Date.

         3. Procedure for Exercise. The Option herein granted may be exercised by written notice by Optionee to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Option is to be exercised accompanied by payment of the purchase price for the shares to be purchased, and specifying the address to which the certificate for such shares is to be mailed. Payment shall be by means of cash, cashier's check, bank draft, postal or express money order payable to the order of the Company or, at the option of the Optionee, in shares of Common Stock theretofore owned by such Optionee (or a combination of cash and Common Stock) having a value equal to the aggregate purchase price. Notice may also be delivered by fax or telecopy provided that the purchase of such shares is delivered to the Company via wire transfer on the same day the fax is received by the Secretary of the Company. As promptly as practicable after receipt of such written notification and payment, the Company



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shall deliver to Optionee certificates for the number of shares of Common Stock with respect to which such Option has been so exercised.

         4. Cessation from the Board. Except as provided below, any Options which are exercisable on the Optionee's cessation from the Board for any reason other than death or Disability may be exercised during a three-month period beginning on the date of his or her cessation from the Board. In no event may any Option be exercised after the earlier to occur of the last day of the three-month period or the last day of the Option Period. If Optionee's cessation from the Board is due to Optionee's dishonesty, theft, embezzlement from the Company, disclosing trade secrets of the Company, willful violation of any rules of the Company pertaining to the conduct of individuals performing services for the Company, or the commission of a willful felonious act while acting as a director of the Company, then any Option or unexercised portion thereof granted to Optionee shall expire upon such cessation from the Board.

         5. Death or Disability. If the Optionee ceases to serve on the Board of the Company because of his or her death or Disability, all Options hereunder exercisable at the date of such death or Disability shall be thereafter exercisable by Optionee, the guardian of his or her estate, his or her executor or administrator, or the person or persons to whom his or her rights under this Option Agreement shall pass by will or by the laws of descent and distribution, as the case may be, for a period of one year from the date of Optionee's death or Disability. In no event may any Option be exercised after the earlier to occur of the last day of such one year period or the last day of the Option Period. "Disability" shall mean with respect to the Optionee that in the opinion of a physician selected by the Committee, he or she is incapable of performing services for the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The Disability occurs on the date of such determination by such physician.

         6. Transferability. Neither the Option hereunder nor any rights or benefits of Optionee under this Option Agreement shall be transferable by Optionee otherwise than by Optionee's will or by the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by him or her. Any heir or legatee of Optionee shall take rights herein granted subject to the terms and conditions hereof. No such transfer of this Option Agreement to heirs or legatees of Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

         7. No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Option Agreement until the date of issuance of a certificate for shares of Common Stock purchased pursuant to this Option Agreement. Until such time, Optionee shall not be entitled to dividends or to vote at meetings of the stockholders of the Company. Except as provided in Section 9 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or securities or other property) paid or distributions or other rights granted in respect of any share of Common Stock for which



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the record date for such payment, distribution or grant is prior to the date upon which the Optionee shall have been issued share certificates, as provided hereinabove.

         8. Extraordinary Corporate Transactions. If the Company recapitalizes or otherwise changes its capital structure, or merges, consolidates, sells all of its assets or dissolves (each of the foregoing a "Fundamental Change"), then thereafter upon any exercise of an Option theretofore granted Optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock as to which Option shall then be exercisable, the number and class of shares of stock and securities to which Optionee would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, Optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable.

         9. Changes in Capital Structure. The existence of outstanding Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise. If the outstanding shares of Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of shares subject to the Plan or subject to any Options theretofore granted, and the Option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate Option price.

         10. Compliance With Securities Laws. Upon the acquisition of any shares pursuant to the exercise of the Option herein granted, Optionee (or any person acting under Section 6) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Option Agreement.

         11. Compliance With Laws. Notwithstanding any of the other provisions hereof, Optionee agrees that he or she will not exercise the Option(s) granted hereby, and that the Company will not be obligated to issue any shares pursuant to this Option Agreement, if the exercise of the Option(s) or the issuance of such shares of Common Stock would constitute a violation by Optionee or by the Company of any provision of any law or regulation of any governmental authority.

         12. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option results in compensation income to Optionee for federal or state income tax purposes, Optionee shall pay to the Company at the time of such exercise or disposition (or such other time as the law permits if Optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended) such



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amount of money as the Company may require to meet its obligation under applicable tax laws or regulations; and, if Optionee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to Optionee, any tax required to be withheld by reason of such resulting compensation income or Company may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred pursuant to the terms hereof.

         13. Resolution of Disputes. As a condition of the granting of the Option hereby, Optionee and his or her heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of this Option Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his or her heirs and personal representatives.

         14. Legends on Certificate. The certificates representing the shares of Common Stock purchased by exercise of an Option will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

         15. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail or by fax or telecopy. All notices of the exercise of any Option hereunder shall be directed to Century Bancshares, Inc., 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004, Attention: Corporate Secretary. Any notice given by the Company to Optionee directed to him or her at his or her address on file with the Company shall be effective to bind him or her and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Optionee of the existence, maturity or termination of any of Optionee's rights hereunder and Optionee shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of Optionee's rights or privileges hereunder.

         16. Construction and Interpretation. Whenever the term "Optionee" is used herein under circumstances applicable to any other person or persons to whom this award, in accordance with the provisions of Section 6 hereof, may be transferred, the word "Optionee" shall be deemed to include such person or persons. References to the masculine gender herein also include the feminine gender for all purposes.

         17. Agreement Subject to Plan. This Option Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Option Agreement.

         18. Relationship to Company. Optionee shall be considered in service as a director of the Company as long as he or she remains a director of the Company, the Bank, or a parent or



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subsidiary corporation (as defined in Section 424 of the Internal Revenue Code of 1986, as amended). Any questions as to whether and when there has been a cessation from the Board and the cause of such cessation shall be determined by the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Optionee the right to continue in the service as a director.

         19. Confidentiality; Nonsolicitation. Optionee recognizes and acknowledges that Optionee has and will have access to confidential information of a special and unique value concerning the Company and/or the Bank which may include, without limitation, books and records relating to operations, customer names and addresses, customer service requirements, customer financial statements, and other financial, business and personal information relating to the Company and/or the Bank, their customers, markets, officers and criteria. Optionee also recognizes that a portion of the business of the Company and the Bank is dependent upon trade secrets, including techniques, methods, systems, processes, data and other confidential information. The protection of these trade secrets and confidential information against unauthorized disclosure or use is of critical importance to the Company. Optionee therefore agrees that, without prior written authorization from the Chief Executive Officer of the Company, Optionee will not at any time, either while acting as a director of the Company or the Bank or afterwards, make any independent use of or disclose to any other person, any trade secrets or confidential information of the Company or the Bank.

         All records, files, memoranda, reports, price lists, customer lists, documents, and other information (together with all copies thereof) which relate to the Company and/or the Bank, and which Optionee has obtained or obtains, uses, prepares, or comes into contact with shall remain the sole property of the Company. Upon the cessation of Optionee from the Board of the Company or the Bank, all such materials and all copies thereof shall be returned to the Company immediately.

         Optionee, on behalf of him/herself and his/her present and future affiliates and employers for a period of six months following the cessation of Optionee from the Board of the Company and/or the Bank, agrees not to and shall not directly or indirectly (i) hire, employ or engage any past, present or future employee of the Company or the Bank without the prior written permission of the Chief Executive Officer of the Company, (ii) compete for or solicit banking, lending, deposit taking or any other banking or trust services business from any customer of the Company or the Bank, or (iii) use in any competition, solicitation or marketing effort any proprietary list or other information concerning customers of the Company or the Bank.

         20. Entire Agreement; Amendment. This Option Agreement and any other agreements and instruments contemplated by this Option Agreement contain the entire Agreement of the parties, and this Option Agreement may be amended only in writing signed by both parties.

         21. Binding Effect. This Option Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.




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         IN WITNESS WHEREOF, this Option Agreement has been executed as of the
______ day of _____________, 200___.

                                      CENTURY BANCSHARES, INC.



                                      By:
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                                      OPTIONEE



                                      ------------------------------------------
                                      Name:
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